SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
1. Investment  Company Act File Number:                         Date examination completed:
811-7310                                                        JUNE 16, 2003
-----------------------------------------------------------------------------------------------------------------------------------
2. State identification Number:
-----------------------------------------------------------------------------------------------------------------------------------
ARK FUNDS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA       505-6989    CO     IC96-10-802
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA       SC-19946    HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL       0353037     IN     96-0130-IC    IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN       R-38601.1
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC       3171        ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA     93-06-008MF   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA       116964      WA
---------------------- -------------------- -------------------- -------------------- ---------------------------------------------
WV                     WI                   WY       19021       GUAM - 5425          Puerto Rico
---------------------- -------------------- -------------------- -------------------- ---------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28007         AK       60031967    AZ                   AR       60010601    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200983        DE       910         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52605         IL                   IN                   IA                   KS    2000S0001664   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39976       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-37-96  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7826      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27436       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009919    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47771     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16361     MD       SM19940112  MA       03035559    MI       926573      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-218  MO                   MT                   NE       40,935      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7104        NY                   NC                   ND       AB795       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056647    OR                   PA                   RI                   SC                   SD       22163
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53094     UT                   VT       6/23/00-13  VA                   WA       60018242
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28298      WI       390-718-03  WY                   Puerto Rico  S-23372
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ     27437         AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC     60009930      FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47772     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME     I-16362       MD     SM19982218    MA       03035558    MI       926574      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-217  MO                   MT                   NE       40,936      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7116        NY                   NC                   ND       AB796       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056650    OR                   PA                   RI                   SC                   SD       22164
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57315     UT                   VT       6/23/00-14  VA                   WA       60021858
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33263      WI     390-719-03    WY                   Puerto Rico         S-23372-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------


2


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-INST.
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930629  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28004         AK       60031964    AZ                   AR       60010603    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200992        DE       4017        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52606         IL                   IN                   IA                   KS    2000S0001665   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39787       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-43-23  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF9685      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


3


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       14807       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009963    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47767     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16306     MD       SM19960675  MA       03035557    MI       926575      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-238  MO                   MT                   NE       40,937      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7094        NY                   NC                   ND       AB797       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056634    OR                   PA                   RI                   SC                   SD       22159
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-50190     UT                   VT       6/23/00-10  VA                   WA       60018245
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28300      WI       390-722-03  WY                   Puerto Rico S 23370
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO- CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27438       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009964    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47768     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16307     MD     SM19982030    MA       03035556    MI       926576      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS    MF-00-06-239     MO                   MT                   NE       40,938      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7093        NY                   NC                   ND       AB798       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056633    OR                   PA                   RI                   SC                   SD       22158
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57102     UT                   VT       6/23/00-09  VA                   WA       60021686
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33059      WI       390-723-03  WY                   Puerto Rico S-23370-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------


4


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO- INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19960177  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28006         AK       60031968    AZ                   AR       60010600    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200982        DE       911         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52607         IL                   IN                   IA                   KS     2000S0001666  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39977       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-38-00  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7822      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


5


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27439       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009917    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47774     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16359     MD       SM19940109  MA       03035555    MI       926577      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-220  MO                   MT                   NE       40,939      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7112        NY                   NC                   ND       AB799       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056649    OR                   PA                   RI                   SC                   SD       22161
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53095     UT                   VT       6/23/00-16  VA                   WA       60018241
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28301      WI     390-717-03    WY                   Puerto Rico S-23373
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27440       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009918    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47773     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16360     MD       SM19982219  MA       03035554    MI       926578      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-219  MO                   MT                   NE       40,940      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7114        NY                   NC                   ND       AB800       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056648    OR                   PA                   RI                   SC                   SD       22162
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57316     UT                   VT       6/23/00-15  VA                   WA       60021862
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33264      WI       390-716-03  WY                   Puerto Rico S-23373-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------


6


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930631  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28259         AK       60032494    AZ                   AR       60010605    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       1009706       DE       30688       DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52885         IL                   IN                   IA                   KS     2001S0000214  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44419       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-29-25-11  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF13298     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


7


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       28048       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60010006    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-48381     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       200725      MD       SM20002263  MA       003035553   MI       928637      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-08-075  MO                   MT       44419       NE       40,941      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       350159      NY                   NC                   ND       AC253       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2052893    OR                   PA                   RI                   SC                   SD       22758
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-63740     UT                   VT       8/22/00-07  VA                   WA       60027606
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF39461       WI       393-376-03  WY                   Puerto Rico S-23679
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM20002262  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


8


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28000         AK       60031969    AZ                   AR       60010596    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200997        DE       4433        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52608         IL                   IN                   IA                   KS    2000S0001667   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44044       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-57-66  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF10113     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       15408       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009977    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47759     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16309     MD       SM19961191  MA       03035552    MI       926579      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS    MF-00-06-221     MO                   MT       44044       NE       40,942      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7074        NY                   NC                   ND       AB801       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056630    OR                   PA                   RI                   SC                   SD       22149
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-50907     UT                   VT       6/23/00-19  VA                   WA       60027066
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28302      WI       390-733-03  WY                   Puerto Rico         S-17216-2
---------------------- -------------------- -------------------- ------------------------------------------------------------------


9


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19961198  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28010         AK       60031973    AZ                   AR       60010598    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200998        DE       5205        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52609         IL                   IN                   IA                   KS     2000S0001668  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44045       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-98-23  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF10796     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


10


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       17564       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009990    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47760     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16311     MD       SM19970960  MA       03035551    MI       926580      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-222  MO                   MT       44045       NE       40,943      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7070        NY                   NC                   ND       AB802       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056628    OR                   PA                   RI                   SC                   SD       22154
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53202     UT                   VT       6/23/00-22  VA                   WA       60027062
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-22445      WI       39-732-03   WY                   Puerto Rico         S-18227
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19970959  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


11


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28003         AK       60031966    AZ                   AR       60010602    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200984        DE       912         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52610         IL                   IN                   IA                   KS   2000S0001669    KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39978       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-37-98  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7825      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27441       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009931    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47770     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME     I-16299       MD       SM19940113  MA       03035550    MI       926581      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-235  MO                   MT                   NE       40,944      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7102        NY                   NC                   ND       AB803       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056641    OR                   PA                   RI                   SC                   SD       22165
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX     C-53096       UT                   VT       6/23/00-12  VA                   WA       60018243
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28303      WI     390-721-03    WY                   Puerto Rico S-23374
---------------------- -------------------- -------------------- ------------------------------------------------------------------


12


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27442       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009932    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47769     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16300     MD       SM19982216  MA       03035549    MI       926582      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-234  MO                   MT                   NE       40,945      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7101        NY                   NC                   ND       AB804       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056640    OR                   PA                   RI                   SC                   SD       22166
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57317     UT                   VT       6/23/00-07  VA                   WA       60021859
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33262      WI       390-720-03  WY                   Puerto Rico         S-23374-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930625  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


13


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200996        DE       4432        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-57-68  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF10112     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       15410       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009976    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19961194  MA       03035548    MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE       40,946      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056631    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-50909     UT                   VT                   VA                   WA       60018248
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28304      WI                   WY                   Puerto Rico S-17220
---------------------- -------------------- -------------------- ------------------------------------------------------------------


14


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19961197  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       27999         AK       60031972    AZ                   AR       60010594    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       201000        DE       243         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52611         IL                   IN                   IA                   KS    2000S0001670   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44046       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-28-33-48  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF11436     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


15


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       19773       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009991    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47758     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16312     MD       SM19980717  MA       03035547    MI       926583      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       F-00-06-230   MO                   MT                   NE       40,947      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7071        NY                   NC                   ND       AB805       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2068858    OR                   PA                   RI                   SC                   SD       22155
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-55626     UT                   VT       6/23/00-20  VA                   WA       60027064
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       F-31557       WI       390-730-03  WY                   Puerto Rico S-23376
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19980716  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2052903    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


16


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28002         AK       60031963    AZ                   AR       60010604    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       1008862       DE       30411       DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52612         IL                   IN                   IA                   KS     2000S0001671  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44047       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-28-39-37  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF13140     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27443       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009948    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47765     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16303     MD       SM19950659  MA       03035546    MI       926588      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-233  MO                   MT                   NE       40,948      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7097        NY                   NC                   ND       AB806       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056644    OR                   PA                   RI                   SC                   SD       22169
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-63122     UT                   VT       6/23/00-04  VA                   WA       60027060
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF38873       WI       390-725-03  WY                   Puerto Rico S-23369
---------------------- -------------------- -------------------- ------------------------------------------------------------------


17


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27444       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC      60009949     FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47764     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16304     MD       SM19991950  MA       03035545    MI       926584      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-227  MO                   MT                   NE       40,949      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7098        NY                   NC                   ND       AB807       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2068860    OR                   PA                   RI                   SC                   SD       22170
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-63123     UT                   VT       6/23/00-08  VA                   WA       60027059
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF38874       WI       390-724-03  WY                   Puerto Rico S-23369-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950658  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


18


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28009         AK       60031974    AZ                   AR       60010595    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200993        DE       4435        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52613         IL                   IN                   IA                   KS     2000S0001672  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44048       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-57-69  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF10116     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       15412       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009975    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47757     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I16308      MD       SM19961195  MA       03035544    MI       926585      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-226  MO                   MT       44048       NE       40,950      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7075        NY                   NC                   ND       AB808       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056632    OR                   PA                   RI                   SC                   SD       22150
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-51666     UT                   VT       6/23/00-18  VA                   WA       60018246
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28309      WI       390-731-03  WY                   Puerto Rico S-17221
---------------------- -------------------- -------------------- ------------------------------------------------------------------


19


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19961190  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       704708        AK       02 03415    AZ                   AR       60010590    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200986        DE       916         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       46669         IL                   IN                   IA                   KS    RS96S0001051   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39979       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-37-95  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7824      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


20


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27445       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC      60009933     FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47762     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16301     MD       SM19940114  MA       03035543    MI       926586      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-237  MO                   MT                   NE       40,951      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7100        NY                   NC                   ND       AB809       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056639    OR                   PA                   RI                   SC                   SD       22167
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53079     UT                   VT       6/23/00-11  VA                   WA       60018219
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28311      WI       390-726-03  WY                   Puerto Rico S-23371
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27447       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009934    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47763     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16302     MD       SM19982215  MA       03035542    MI       926587      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-232  MO                   MT                   NE       40,952      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7099        NY                   NC                   ND       AB810       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056638    OR                   PA                   RI                   SC                   SD       22168
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57318     UT                   VT       6/23/00-05  VA                   WA       60021861
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33261      WI       390-727-03  WY                   Puerto Rico S-23371-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------


21


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930628  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-INST. II
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950660  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


22


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60010005    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE       40,953      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2069290    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


23


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       27998         AK       60031970    AZ                   AR       60010599    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       1008871       DE       30412       DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52614         IL                   IN                   IA                   KS    2000S0001673   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44049       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-57-67  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF10114     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       15414       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009978    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47775     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16323     MD       SM20001718  MA                   MI       926589      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-228  MO                   MT                   NE       40,954      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7073        NY                   NC                   ND       AB811       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056629    OR                   PA                   RI                   SC                   SD       22156
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-63124     UT                   VT       6/23/00-17  VA                   WA       60027065
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI       390-714-03  WY                   Puerto Rico S-17215
---------------------- -------------------- -------------------- ------------------------------------------------------------------


24


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27449       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009979    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47776     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16310     MD       SM19991949  MA       03035541    MI       926590      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-225  MO                   MT                   NE       40,955      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7072        NY                   NC                   ND       AB812       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2068859    OR                   PA                   RI                   SC                   SD       22157
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-63125     UT                   VT       6/23/00-21  VA                   WA       60027063
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF38875       WI       390-715-03  WY                   Puerto Rico S-23377
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19961193  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


25


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
SHORT TERM BOND PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       201001        DE       244         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       49158         IL                   IN                   IA                   KS    1998S0001164   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-28-33-47  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC       MF11435     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SHORT TERM BOND PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19980715  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


26


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28005         AK       60031965    AZ                   AR       60010592    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200991        DE       4018        DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52615         IL                   IN                   IA                   KS     2000S0001674  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO     1996-00065    MT       44050       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-43-24  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF9684      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       27450       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009962    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47766     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16035     MD       SM19961817  MA       03035540    MI       926591      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-231  MO                   MT       44050       NE       40,957      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7095        NY                   NC                   ND       AB813       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056642    OR                   PA                   RI                   SC                   SD       22160
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53097     UT                   VT       6/23/00-06  VA                   WA       60018249
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-22440      WI     390-728-03    WY                   Puerto Rico S-23375
---------------------- -------------------- -------------------- ------------------------------------------------------------------


27


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19960176  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       27717         AK       00 04287    AZ                   AR       60010591    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200990        DE       915         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52350         IL                   IN                   IA                   KS     2000S0001361  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO     1996-00065    MT       43525       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-27-14-85  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF9036      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


28


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       14808       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009960    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47196     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       MF-2-13563  MD       SM19950657  MA       03035539    MI       923300      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-04-161  MO                   MT                   NE       40,416      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       4228        NY                   NC                   ND       AB144       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056643    OR                   PA                   RI                   SC                   SD       21639
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-47838     UT                   VT       4/24/00-07  VA                   WA       60018244
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28315      WI       388-293-03  WY                   Puerto Rico S-23075
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       30027       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009961    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-50140     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       208566      MD       SM20010483  MA       03035538    MI       921811      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-01-02-110  MO                   MT                   NE       43,172      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       1214        NY                   NC                   ND       AE051       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2065194    OR                   PA                   RI                   SC                   SD       24459
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-65672     UT                   VT       2/20/01-17  VA                   WA       60029379
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-41389      WI       406-301-03  WY                   Puerto Rico S-24582
---------------------- -------------------- -------------------- ------------------------------------------------------------------


29


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS C
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       34127       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-53949     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       301153      MD       SM20021785  MA       03035537    MI       938696      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-02-09-213  MO                   MT       49048       NE       45,791      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       353926      NY                   NC                   ND       AJ157       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2057506    OR                   PA                   RI                   SC                   SD       28217
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-2569     TX       C-70042     UT                   VT       10/01/02-02 VA                   WA       60033311
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI       Filed       WY                   Puerto Rico  S-24582-1
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950664  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


30


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       704711        AK       02 03414    AZ                   AR       60010589    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200985        DE       917         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       46670         IL                   IN                   IA                   KS     RS96S0001052  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT                   NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-37-99  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7823      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009945    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19940115  MA       03035536    MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE       40,958      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056637    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53080     UT                   VT                   VA                   WA       60018218
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28318      WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


31


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930626  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-INST II
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950661  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


32


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28008         AK       60031971    AZ                   AR       60010597    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       201003        DE       245         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52616         IL                   IN                   IA                   KS     2000S0001675  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       44051       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-28-33-50  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF11434     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       19776       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009992    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47761     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16313     MD       SM19980711  MA       03035535    MI       926592      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-229  MO                   MT                   NE       40,959      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7069        NY                   NC                   ND       AB814       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056627    OR                   PA                   RI                   SC                   SD       22151
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-55630     UT                   VT       6/23/00-23  VA                   WA       60020455
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-31562      WI       390-734-03  WY                   Puerto Rico  S-19250
---------------------- -------------------- -------------------- ------------------------------------------------------------------


33


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19980712  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       704712        AK       02 03413    AZ                   AR       60010588    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200988        DE       918         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       46671         IL                   IN                   IA                   KS     RS96S0001053  KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT                   NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-38-01  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7827      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


34


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009946    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19940110  MA       03035534    MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE       49,960      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056636    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53081     UT                   VT                   VA                   WA       60018217
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-23820      WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930627  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


35


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-INST II
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950663  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       704714        AK       02-03412    AZ                   AR       60010587    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       200987        DE       919         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       46672         IL                   IN                   IA                   KS  RS96S0001054     KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT                   NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-26-37-97  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF7828      SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


36


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009947    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19940111  MA       03035533    MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE       40,961      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056635    OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-53082     UT                   VT                   VA                   WA       60018216
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       BC-28322      WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19930630  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


37


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-INST II
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19950662  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
AL       28001         AK       60031975    AZ                   AR       60010593    CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT       201002        DE       246         DC                   FL                   GA                   HI       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID       52617         IL                   IN                   IA                   KS    1999S0001311   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO       1996-00065  MT       39980       NE                   NV       Filed       NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY       S-28-33-49  NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI       Filed       SC       MF11433     SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


38


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-CLASS A
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       19778       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC       60009993    FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47778     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16314     MD       SM19980710  MA       03035532    MI       926593      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-224  MO                   MT                   NE       40,962      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7068        NY                   NC                   ND       AB815       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056646    OR                   PA                   RI                   SC                   SD       22153
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-55632     UT                   VT       6/23/00-25  VA                   WA       60020457
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF31560       WI       369-098-03  WY                   Puerto Rico S-19249
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-CLASS B
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ       21317       AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC      60009994     FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA       I-47777     KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME       I-16315     MD       SM19982217  MA       03035531    MI       926594      MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS       MF-00-06-223  MO                   MT                   NE       40,963      NV                   NH       Filed
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM       7067        NY                   NC                   ND       AB816       OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK       SE-2056645    OR                   PA                   RI                   SC                   SD       22152
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN       RM02-1600     TX       C-57319     UT                   VT       6/23/00-24  VA                   WA       60021860
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       MF-33260      WI       390-729-03  WY                   Puerto Rico  S-19249-2
---------------------- -------------------- -------------------- ------------------------------------------------------------------


39


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-INST
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD       SM19980713  MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
CLASS A & B PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY       M32908
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA       87580         ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ       MF-1500       NM                   NY                   NC                   ND                   OH       35838
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR       1996-414    PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT    005-5734-43    VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


40


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
CLASS C  PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY       60009981
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA       83481         ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ       MF-2132       NM                   NY                   NC                   ND                   OH       35027
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR       2002-1077   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT    006-8147-86    VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL CLASS PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY       M32455
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA       81905         ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH       34459
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR       1994-559    PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT   005-4082-45     VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------


41


                       SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)

-----------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL II CLASS PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY       M32454
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA       83614         ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH       34460
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR       1996-319    PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT   005-4083-45     VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
---------------------- -------------------- -------------------- ------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SOCIAL ISSUES CLASS PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------------------
AL                     AK                   AZ                   AR                   CA                   CO
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
CT                     DE                   DC                   FL                   GA                   HI
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
ID                     IL                   IN                   IA                   KS                   KY
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
LA                     ME                   MD                   MA                   MI                   MN
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
MS                     MO                   MT                   NE                   NV                   NH
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
NJ                     NM                   NY                   NC                   ND                   OH       36210
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
OK                     OR                   PA                   RI                   SC                   SD
---------------------- -------------------- -------------------- -------------------- -------------------- ------------------------
TN                     TX                   UT                   VT                   VA                   WA
---------------------- -------------------- -------------------- ------------------------------------------------------------------
WV                     WI                   WY                   Puerto Rico
-----------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
ARK FUNDS/MA
-----------------------------------------------------------------------------------------------------------------------------------
4. Name under which business is conducted, if different from above:
N/A
-----------------------------------------------------------------------------------------------------------------------------------
5. Address of principal place of business  (number,  street,  city,  state,  zip code):
TWO PORTLAND SQUARE, PORTLAND, ME 04101
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY
1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503

                          INDEPENDENT AUDITORS' REPORT


The Board of Trustees
ARK Funds
and Securities and Exchange Commission:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S.
Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity
Portfolio, portfolios of ARK Funds (the "Portfolios"), complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of April 30, 2003. Management is responsible for the Portfolios' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolios' compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Portfolios' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2003 and with respect to agreement of security purchases and sales, for the period from January 31, 2003 (date of our last examination) through April 30, 2003:


(1) Inspection of documentation of all securities located in the vault, if any, of Allfirst Trust, the Custodian, without prior notice to management;

(2)  Confirmation   of  securities  held  in  book  entry  form  by  independent depositories and examination of selected security position reconciliations;

(3) Inspection of documentation of other securities held in safekeeping by the Custodian but not included in (1) or (2) above and examination of selected security position reconciliations;

(4) Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledges and/or transfer agents;

(5) Reconciliation of all such securities to the books and records of the Portfolios and the Custodian; and

(6)  Tests of selected security transactions since the date of our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolios' compliance with the specified requirements.

In our opinion, management's assertion that ARK Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2003, with respect to securities reflected in the investment accounts of ARK Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of ARK Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

Boston, Massachusetts
June 16, 2003

June 16, 2003


RE: Management Statement Regarding Compliance with Certain Provisions of the
    Investment Company Act of 1940


Ladies and Gentlemen:

We, as members of management of U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity Portfolio, portfolios of ARK Funds (the "Portfolios"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolios' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2003 and for the period from January 31, 2003 (date of your last examination) through April 30, 2003.

Based on this evaluation, we assert that the Portfolios were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2003 and for the period from January 31, 2003 to April 30, 2003 with respect to securities reflected in the investment accounts of U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S.
Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity Portfolio, portfolios of ARK Funds.


Sincerely,

/s/ Betty Lou Almeida

Vice President
M&T Investment Group